                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                January 19, 1999


                            First Citizens Banc Corp
                            ------------------------
             (Exact name of Registrant as specified in its charter)


           Ohio                            0-25980                34-1558688
           ----                            -------                ----------
(State or other jurisdiction of    (Commission File Number)     (IRS Employer
incorporation or organization)                               Identification No.)


           100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870
           ----------------------------------------------------------
                    (Address of principle executive offices)

       Registrant's telephone number, including area code: (419) 625-4121

                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

                        Date of report: February 3, 1999
                                        ----------------

ITEM 5.   OTHER EVENTS

At its January 19, 1999 meeting, the Board of Directors of First Citizens Banc Corp declared a dividend of $.16 per share payable February 1, 1999 to shareholders of record January 19, 1999. This compares to a dividend of $.15 per share paid February 1, 1998. Earnings for 1998 were $1.35 per share compared to 1997 earnings of $1.04 as restated to reflect the acquisition of the Farmers State Bank of New Washington.

The Board of Directors has also approved a Dividend Reinvestment and Cash Purchase Program providing shareholders a means of acquiring additional shares through the automatic reinvestment of dividends and optional cash contributions.

First Citizens Banc Corp also announced that the Board of Directors has authorized the purchase of up to 168,000 shares of common stock of the Corporation over the next year to be used for general corporate purposes. The shares will be purchased from time to time in open market or private transactions handled by McDonald Investments Inc. The corporation may also negotiate private purchases of the Corporation's stock in excess of 5,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


First Citizens Banc Corp


 /s/ James O. Miller                            February 3, 1999
--------------------                            ---------------------------
James O. Miller                                 Date
Executive Vice President